Exhibit 99.1

Contact:
Matt Juneau	225.388.7940

Albemarle growth story continues with strong second quarter performance

CHARLOTTE, NC - August 7, 2017 –

Second quarter 2017 highlights:

•	Second quarter net sales were $737.3 million, an increase of 10% over the prior year

•	Second quarter earnings were $103.3 million, or $0.92 per diluted share

•
Second quarter adjusted EBITDA was $218.9 million, an increase of 15% over the prior year; adjusted diluted earnings per share from continuing operations of $1.13, an increase of 22% over the prior year

•	Completed the $250 million accelerated share repurchase program, retiring approximately 2.3 million shares during the first half of 2017

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share amounts	2017	2016	2017	2016
Net sales	$737,258	$669,327	$1,459,321	$1,326,538
Net income from continuing operations	$113,689	$95,586	$176,346	$313,822
Net income (loss) attributable to Albemarle Corporation	$103,333	$(314,821)	$154,546	$(86,635)
Adjusted EBITDA	$218,941	$190,471	$430,317	$382,504
Diluted earnings (loss) per share attributable to Albemarle Corporation	$0.92	$(2.78)	$1.37	$(0.77)
Non-operating pension and OPEB items(a)	(0.01)	—	(0.01)	—
Non-recurring and other unusual items(b)	0.21	0.19	0.82	(0.73)
Discontinued operations(c)	—	3.52	—	3.38
Adjusted diluted earnings per share from continuing operations(d)	$1.13	$0.93	$2.18	$1.88

See accompanying notes (a) through (d) to the condensed consolidated financial information and non-GAAP reconciliations.

Albemarle Corporation (NYSE: ALB) reported second quarter 2017 net sales of $737.3 million, earnings of $103.3 million and adjusted EBITDA of $218.9 million.

"The Albemarle team delivered another quarter of year over year growth while meeting important milestones toward our long-term growth strategy," said Luke Kissam, Albemarle's Chairman, President and CEO. "Total company adjusted EBITDA grew 15% and adjusted diluted EPS grew 22% over the second quarter of last year. This marks the sixth consecutive quarter of year over year revenue growth for the corporation. Our Lithium business continues to deliver strong year over year volume growth, and our major lithium capital expansion projects and exploration for new lithium resources remain on schedule."

Outlook

Based on our strong performance in the first half of 2017, we confirm our guidance of $2.90 to $3.05 billion in net sales, adjusted EBITDA of $835 to $875 million, and adjusted EPS per diluted share of $4.20 to $4.40.

Results

Second quarter 2017 earnings were $103.3 million, or $0.92 per diluted share, compared to a net loss of ($314.8) million, or ($2.78) per diluted share in the second quarter 2016. The increase in 2017 was primarily related to a loss from discontinued operations of $3.52 per diluted share in 2016, as well as the increase in results of our Lithium and Advanced Materials segment. Second quarter 2017 adjusted EBITDA increased by $28.5 million compared to the prior year. Second quarter 2017 adjusted net income from continuing operations was $126.5 million, or $1.13 per diluted share, compared to $105.1 million, or $0.93 per diluted share, for second quarter 2016. See notes to the condensed consolidated financial information for further details. The Company reported net sales of $737.3 million in second quarter 2017, up from net sales of $669.3 million in the second quarter of 2016, driven by the favorable impact of higher sales volumes and pricing impacts of our Lithium and Advanced Materials segment, partially offset by the impact of the divestiture of the minerals-based flame retardants and specialty chemicals business and unfavorable currency exchange impacts.

For the six months ended June 30, 2017, earnings were $154.5 million, or $1.37 per diluted share, compared to a net loss of ($86.6) million, or ($0.77) per diluted share for the six months ended June 30, 2016. The increase in 2017 was primarily driven by a loss from discontinued operations of $3.38 per diluted share in 2016, as well as earnings growth in our Lithium and Advanced Materials segment. For the six months ended June 30, 2017, adjusted EBITDA was $430.3 million compared to $382.5 million for the same period 2016. For the six months ended June 30, 2017, adjusted net income from continuing operations was $245.5 million, or $2.18 per diluted share, compared to $212.2 million, or $1.88 per diluted share, for the same period 2016. See notes to the condensed consolidated financial information for further details. The Company reported net sales for the six months ended June 30, 2017 of $1.46 billion, up from net sales of $1.33 billion, driven by the favorable impact of higher sales volumes in each of our three reportable segments and pricing impacts of our Lithium and Advanced Materials segment, partially offset by the impact of the divestiture of the minerals-based flame retardants and specialty chemicals business and unfavorable currency exchange impacts.

Quarterly Segment Results

Lithium and Advanced Materials reported net sales of $317.9 million in the second quarter of 2017, an increase of 36.2% from second quarter 2016 net sales of $233.4 million. The $84.5 million increase in net sales as compared to prior year was primarily due to favorable pricing impacts and increased sales volumes, partially offset by $1.8 million of unfavorable currency exchange impacts. Adjusted EBITDA for Lithium and Advanced Materials was $132.5 million, an increase of 60.3% from second quarter 2016 results of $82.7 million. The $49.9 million increase in adjusted EBITDA as compared to the prior year was primarily due to increased sales volumes and favorable pricing impacts, partially offset by higher selling, general and administrative costs and $1.7 million of unfavorable currency exchange impacts.

Bromine Specialties reported net sales of $203.9 million in the second quarter of 2017, a decrease of 1.4% from second quarter 2016 net sales of $206.9 million. The $2.9 million decrease in net sales as compared to the prior year was primarily due to lower pricing impacts and $0.6 million of unfavorable currency exchange impacts. Adjusted EBITDA for Bromine Specialties was $62.1 million, a decrease of 6.7% from second quarter 2016 results of $66.6 million. The $4.5 million decrease in adjusted EBITDA as compared to the prior year was primarily due to lower volume and pricing impacts, unfavorable product mix and higher selling, general and administrative costs.

Refining Solutions reported net sales of $184.2 million in the second quarter of 2017, an increase of 3.5% from net sales of $178.0 million in the second quarter of 2016. The $6.2 million increase in net sales as compared to the prior year was primarily due to higher sales volumes, partially offset by unfavorable pricing impacts due to customer and product mix, and $1.4 million of unfavorable currency exchange impacts. Adjusted EBITDA for Refining Solutions was $50.1 million in the second quarter of 2017, a decrease of 18.7% from second quarter 2016 results of $61.6 million. The $11.5 million decrease in adjusted EBITDA as compared to the prior year was primarily due to unfavorable mix impacts and higher costs.

All Other net sales were $30.7 million in the second quarter of 2017, a decrease of 39.4% from net sales of $50.6 million in the second quarter of 2016. The $19.9 million decrease in net sales as compared to the prior year was primarily due to the impact of the divestiture of the minerals-based flame retardants and specialty chemicals business of $12.9 million, as well as lower sales volumes and a change in the pricing contract formula for the fine chemistry services business. All Other adjusted EBITDA was $2.4 million in the second quarter of 2017, an increase of 179.0% from second quarter 2016 results of $0.9 million. The $1.6 million increase in adjusted EBITDA as compared to the prior year was primarily due to lower selling, general and administrative costs, partially offset by the impact of the divestiture of $0.6 million.

In summary, total net sales were $737.3 million in the second quarter of 2017, an increase of $67.9 million, or 10.1%, from second quarter 2016 net sales of $669.3 million. The increase in net sales as compared to prior year was primarily due to favorable pricing impacts and higher sales volumes in our Lithium and Advanced Materials segment, partially offset by the divestiture of the minerals-based flame retardants and specialty chemicals business of $12.9 million and unfavorable currency exchange impacts of $3.8 million. Total adjusted EBITDA was $218.9 million in the second quarter of 2017, an increase of $28.5 million, or 14.9%, from second quarter 2016 adjusted EBITDA of $190.5 million. The increase in adjusted EBITDA as compared to prior year was primarily due to the impact of higher sales volumes and favorable pricing impacts, partially offset by higher selling, general and administrative costs and the divestiture of the minerals-based flame retardants and specialty chemicals business of $0.6 million.

Corporate Results

Corporate adjusted EBITDA was a loss of $28.2 million in the second quarter of 2017 compared to a loss of $21.2 million in the second quarter of 2016. The decrease in Corporate adjusted EBITDA was primarily due to increased selling, general and administrative costs.

Income Taxes

Our effective income tax rates for the second quarter of 2017 and 2016 of 19.0% and 22.4%, respectively, are influenced by non-recurring, other unusual and non-operating pension and OPEB items (see notes to the condensed consolidated financial information). Our adjusted effective income tax rates, which exclude non-recurring, other unusual and non-operating pension and OPEB items, were 19.1% and 16.2% for the second quarter of 2017 and 2016, respectively, and continue to be influenced by the level and geographic mix of income. The decrease in the effective tax rate in the second quarter of 2017 compared to 2016 was impacted by a variety of factors, primarily stemming from the discrete tax item in 2016 related to a change in the Company’s assertion over book and tax basis differences of $7.6 million driven by the announced sale of the Chemetall® Surface Treatment business. Our effective income tax rates for the six months ended June 30, 2017 and 2016 were 20.0% and 14.8%, respectively, and our adjusted effective income tax rates for the six months ended June 30, 2017 and 2016 were 20.7% and 18.6%, respectively. The effective tax rate in 2016 was driven down by a variety of factors, primarily low tax gains from the sale of the minerals-based flame retardant business.

Cash Flow

Our cash outflow from operations was approximately ($54.5) million for the six months ended June 30, 2017, down $307.3 million versus the same period in 2016 primarily due to changes in working capital, including the payment of approximately $255 million in taxes related to the sale of the Chemetall Surface Treatment business in 2017. We had $1.01 billion in cash and cash equivalents at June 30, 2017, as compared to $2.27 billion at December 31, 2016. During the first six months of 2017, cash on hand, cash provided by operations and net borrowings funded $751.2 million of debt repayments, primarily related to the senior notes, $97.8 million of capital expenditures for plant, machinery and equipment, dividends to shareholders of $69.8 million and a $250.0 million accelerated share repurchase program. As a result of the program, we received and retired approximately 2.3 million shares of our common stock during the six months ended June 30, 2017.

Earnings Call

The Company’s performance for the second quarter ended June 30, 2017 will be discussed on a conference call at 9:00 AM Eastern time on August 8, 2017. The call can be accessed by dialing 888-713-4214 (International Dial-In # 617-213-4866), and entering conference ID 17470353. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 4,500 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, product development, changes in productivity, market trends, price, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory proceedings, claims or litigation; the occurrence of cybersecurity breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income (Loss)
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales	$737,258	$669,327	$1,459,321	$1,326,538
Cost of goods sold(a)(b)	465,164	421,223	932,139	835,900
Gross profit	272,094	248,104	527,182	490,638
Selling, general and administrative expenses(a)(b)	115,686	86,055	223,687	168,686
Research and development expenses(b)	17,337	20,500	41,660	40,372
Gain on sales of businesses, net(b)	—	(974)	—	(122,298)
Acquisition and integration related costs(b)	—	19,030	—	37,588
Operating profit	139,071	123,493	261,835	366,290
Interest and financing expenses(b)	(14,590)	(15,800)	(83,103)	(30,914)
Other expenses, net(b)	(2,710)	(2,297)	(3,504)	(2,250)
Income from continuing operations before income taxes and equity in net income of unconsolidated investments	121,771	105,396	175,228	333,126
Income tax expense(b)	23,130	23,656	35,101	49,141
Income from continuing operations before equity in net income of unconsolidated investments	98,641	81,740	140,127	283,985
Equity in net income of unconsolidated investments (net of tax)	15,048	13,846	36,219	29,837
Net income from continuing operations	113,689	95,586	176,346	313,822
Loss from discontinued operations (net of tax)(c)	—	(398,340)	—	(381,028)
Net income (loss)	113,689	(302,754)	176,346	(67,206)
Net income attributable to noncontrolling interests	(10,356)	(12,067)	(21,800)	(19,429)
Net income (loss) attributable to Albemarle Corporation	$103,333	$(314,821)	$154,546	$(86,635)
Basic earnings (loss) per share:
Continuing operations	$0.93	$0.74	$1.39	$2.62
Discontinued operations	—	(3.54)	—	(3.39)
	$0.93	$(2.80)	$1.39	$(0.77)
Diluted earnings (loss) per share:
Continuing operations	$0.92	$0.74	$1.37	$2.61
Discontinued operations	—	(3.52)	—	(3.38)
	$0.92	$(2.78)	$1.37	$(0.77)
Weighted-average common shares outstanding – basic	110,686	112,339	111,336	112,300
Weighted-average common shares outstanding – diluted	112,105	113,175	112,697	112,973

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	June 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$1,006,945	$2,269,756
Other current assets	1,197,503	1,036,862
Total current assets	2,204,448	3,306,618
Property, plant and equipment	4,049,070	3,910,522
Less accumulated depreciation and amortization	1,632,241	1,550,382
Net property, plant and equipment	2,416,829	2,360,140
Other assets and intangibles	2,670,712	2,494,449
Total assets	$7,291,989	$8,161,207
LIABILITIES AND EQUITY
Current portion of long-term debt	$307,109	$247,544
Other current liabilities	676,553	892,559
Total current liabilities	983,662	1,140,103
Long-term debt	1,421,468	2,121,718
Other noncurrent liabilities	560,504	544,043
Deferred income taxes	426,564	412,739
Albemarle Corporation shareholders’ equity	3,760,830	3,795,062
Noncontrolling interests	138,961	147,542
Total liabilities and equity	$7,291,989	$8,161,207

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Six Months Ended
	June 30,
	2017	2016
Cash and cash equivalents at beginning of year	$2,269,756	$213,734
Cash and cash equivalents at end of period	$1,006,945	$193,661
Sources of cash and cash equivalents:
Net income (loss)	$176,346	$(67,206)
Cash proceeds from divestitures, net	6,857	310,599
Other borrowings, net	58,886	67,865
Dividends received from unconsolidated investments and nonmarketable securities	8,454	31,522
Proceeds from exercise of stock options	3,337	4,939
Uses of cash and cash equivalents:
Working capital changes	(353,138)	(108,016)
Capital expenditures	(97,765)	(99,509)
Acquisitions, net of cash acquired	(39,525)	—
Cash payments related to acquisitions and other	—	(81,988)
Repayments of long-term debt	(751,209)	(382,162)
Repurchases of common stock	(250,000)	—
Pension and postretirement contributions	(6,288)	(9,524)
Dividends paid to shareholders	(69,762)	(66,791)
Fees related to early extinguishment of debt	(46,959)	—
Dividends paid to noncontrolling interests	(17,930)	(17,052)
Non-cash and other items:
Depreciation and amortization	94,192	128,505
Gain on sales of businesses, net	—	(122,298)
Gain on acquisition	(7,433)	—
Pension and postretirement (benefit) expense	(7)	3,390
Loss on early extinguishment of debt	52,801	—
Deferred income taxes	(3,204)	414,736
Equity in net income of unconsolidated investments (net of tax)	(36,219)	(30,861)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales:
Lithium and Advanced Materials	$317,859	$233,353	$602,234	$449,526
Bromine Specialties	203,945	206,863	423,136	403,416
Refining Solutions	184,217	178,012	369,629	348,591
All Other	30,704	50,626	63,123	122,715
Corporate	533	473	1,199	2,290
Total net sales	$737,258	$669,327	$1,459,321	$1,326,538

Adjusted EBITDA:
Lithium and Advanced Materials	$132,549	$82,668	$252,571	$169,142
Bromine Specialties	62,075	66,562	130,563	128,170
Refining Solutions	50,078	61,586	99,657	116,660
All Other	2,444	876	7,600	9,340
Corporate(a)	(28,205)	(21,221)	(60,074)	(40,808)
Total adjusted EBITDA	$218,941	$190,471	$430,317	$382,504

Lithium and Advanced Materials - details by product category:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales:
Lithium	$243,821	$157,713	$460,050	$294,273
PCS	74,038	75,640	142,184	155,253
Total Lithium and Advanced Materials	$317,859	$233,353	$602,234	$449,526

Adjusted EBITDA:
Lithium	$115,200	$64,146	$215,052	$127,980
PCS	17,349	18,522	37,519	41,162
Total Lithium and Advanced Materials	$132,549	$82,668	$252,571	$169,142

See accompanying notes to the condensed consolidated financial information and non-GAAP reconciliations below.

Notes to the Condensed Consolidated Financial Information

(a)
Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our reportable segments and are included in the Corporate category. Although non-operating pension and OPEB items are included in Cost of goods sold and Selling, general and administrative expenses in accordance with GAAP, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Non-operating pension and OPEB items included in Cost of goods sold and Selling, general and administrative expenses were as follows (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Cost of goods sold:
Interest cost and expected return on assets, net	$(0.2)	$(0.2)	$(0.3)	$(0.3)
Total	$(0.2)	$(0.2)	$(0.3)	$(0.3)

Selling, general and administrative expenses:
Interest cost and expected return on assets, net	$(0.9)	$(0.1)	$(1.8)	$(0.2)
Total	$(0.9)	$(0.1)	$(1.8)	$(0.2)

(b)
In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items from continuing operations and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Utilization of inventory markup(1)	$0.08	$—	$0.16	$—
Restructuring and other, net(2)	0.02	—	0.11	—
Acquisition and integration related costs(3)	0.04	0.11	0.15	0.23
Gain on sales of businesses, net(4)	—	—	—	(1.02)
Gain on acquisition(5)	—	—	(0.05)	—
Loss on extinguishment of debt(6)	—	—	0.34	—
Multiemployer plan shortfall contributions(7)	0.03	—	0.03	—
Other(8)	0.02	—	0.05	—
Discrete tax items(9)	0.02	0.08	0.03	0.06
Total non-recurring and other unusual items	$0.21	$0.19	$0.82	$(0.73)

(1)
In connection with the acquisition of the lithium hydroxide and lithium carbonate conversion business of Jiangxi Jiangli New Materials Science and Technology Co. Ltd. (“Jiangli New Materials”), the Company valued inventory purchased from Jiangli New Materials at fair value, which resulted in a markup of the underlying net book value of the inventory totaling approximately $23.0 million. The inventory markup is being expensed over the estimated remaining selling period. For the three and six months ended June 30, 2017, $11.9 million and $22.5 million ($8.9 million and $17.5 million after income taxes, or $0.08 and $0.16 per share), respectively, was included in Cost of goods sold related to the utilization of the inventory markup.

(2)
Included in Selling, general and administrative expenses for the three months ended June 30, 2017 is $4.2 million ($2.8 million after income taxes, or $0.02 per share) related to restructuring costs at several locations. Included in Cost of goods sold, Selling, general and administrative expenses and Research and development expenses for the six months ended June 30, 2017 is $2.9 million, $8.4 million and $5.8 million, respectively, related to restructuring costs in each of our reportable segments at several locations, primarily at our Lithium site in Germany. After income taxes, these charges totaled $13.0 million, or $0.11 per share.

(3)
Acquisition and integration related costs for the three and six months ended June 30, 2017 of $1.8 million and $10.7 million, respectively, were included in Cost of goods sold and $4.7 million and $10.1 million, respectively, were included in Selling, general and administrative expenses primarily resulting from the acquisition of Jiangli New Materials. After income taxes, these charges totaled $4.8 million, or $0.04 per share, and $17.6 million, or $0.15 per share, for the three and six months ended June 30, 2017, respectively.

Included in Acquisition and integration related costs for the three and six months ended June 30, 2016 is $18.4 million and $36.1 million, respectively, of integration costs resulting from the acquisition of Rockwood, and $0.6 million and $1.5 million, respectively, in connection with other significant projects. After income taxes, these charges totaled $13.1 million, or $0.11 per share and $26.4 million, or $0.23 per share, for the three and six months ended June 30, 2016, respectively.

(4)
Included in Gain on sales of businesses, net, for the six months ended June 30, 2016 is $11.5 million ($11.3 million after income taxes, or $0.10 per share) related to the sale of the metal sulfides business and $112.3 million ($105.8 million after income taxes, or $0.93 per share) related to the sale of the minerals-based flame retardants and specialty chemicals businesses. In addition, Gain on sales of businesses, net, for the six months ended June 30, 2016 includes a loss of $1.5 million, or $0.01 per share, on the sale of our wafer reclaim business.

(5)
Included in Other expenses, net, for the six months ended June 30, 2017 is $7.4 million ($6.0 million after income taxes, or $0.05 per share) relating to the acquisition of the remaining 50% interest in the Sales de Magnesio Ltda. joint venture in Chile. The gain was calculated based on the difference between the purchase price and the book value of the investment.

(6)
Included in Interest and financing expenses for the six months ended June 30, 2017 is a loss on early extinguishment of debt of $52.8 million ($38.1 million after income taxes, or $0.34 per share) related to the tender premiums, fees, unamortized discounts and unamortized deferred financings costs from the redemption of the 3.00% Senior notes, €307.0 million of the 1.875% Senior notes and $174.7 million of the 4.50% Senior notes.

(7)
Included in Selling, general and administrative expenses for the three and six months ended June 30, 2017 is $2.0 million ($1.4 million after income taxes, or $0.01 per share) for increased capital reserve contributions to a multiemployer plan, which is subject to a financial improvement plan. In addition, capital reserve contributions for this multiemployer plan of $2.9 million ($2.2 million after income taxes, or $0.02 per share), included in Other expenses, net, have been made to indemnify previously divested businesses.

(8)
Other adjustments for the three and six months ended June 30, 2017 included amounts recorded in (1) Selling, general and administrative expenses related to a reversal of an accrual recorded as part of purchase accounting from a previous acquisition of $1.0 million; and (2) Other expenses, net related to final settlement claims associated with the previous disposal of a business of $2.0 million and the revision of tax indemnification expenses of $1.2 million primarily related to a competent authority agreement for a previously disposed business. Also included in Other expenses, net, for the six months ended June 30, 2017 is $3.2 million of asset retirement obligation charges related to the revision of an estimate at a site formerly owned by Albemarle and a loss of $2.1 million associated with the previous disposal of a business. After income taxes, these charges totaled $1.6 million, or $0.02 per share, and $5.6 million, or $0.05 per share, for the three and six months ended June 30, 2017, respectively.

(9)
Included in Income tax expense for the three and six months ended June 30, 2017 are discrete net tax expenses of $2.2 million, or $0.02 per share, and $3.1 million, or $0.03 per share, respectively. The net expense for the three months is primarily related to foreign rate changes of $13.9 million, partially offset by a $9.8 million benefit from the release of valuation allowances due to a foreign restructuring plan. The net expense for the six months is primarily related to foreign rate changes of $13.1 million and a loss from prior year true up of $5.1 million, partially offset by a $9.8 million benefit from the release of valuation allowances due to a foreign restructuring plan and a $4.7 million benefit from excess tax benefits realized from stock-based compensation arrangements. Included in Income tax expense for the three and six months ended June 30, 2016 are expense items of $8.7 million, or $0.08 per share, and $7.1 million, or $0.06 per share, respectively, related mainly to a change in the Company’s assertion over book and tax basis differences of a foreign entity.

(c) On June 17, 2016, the Company entered into a definitive agreement to sell the Chemetall Surface Treatment business to BASF SE. On December 14, 2016, the Company closed the sale of this business for cash proceeds of approximately $3.1 billion, net of purchase price adjustments. Loss from discontinued operations (net of tax) in the consolidated statements of income (loss) for the second quarter of 2016 includes a discrete non-cash charge of $381.5 million due to a change in the Company’s assertion over book and tax basis differences related to a U.S. entity being sold, as well as a discrete non-cash charge of $35.2 million related to a change in the Company’s assertion over reinvestment of foreign undistributed earnings.

(d)	Totals may not add due to rounding.

Additional Information

It should be noted that adjusted net income from continuing operations, adjusted diluted earnings per share attributable to Albemarle Corporation, adjusted diluted earnings per share from continuing operations, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see the following pages for supplemental reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP. The Company does not provide a reconciliation of forward looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(In Thousands)
(Unaudited)
See below for a reconciliation of adjusted net income from continuing operations, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income (loss) attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before discontinued operations, interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (loss) attributable to Albemarle Corporation	$103,333	$(314,821)	$154,546	$(86,635)
Add back:
Loss from discontinued operations (net of tax)	—	398,340	—	381,028
Earnings from continuing operations	103,333	83,519	154,546	294,393
Add back:
Non-operating pension and OPEB items from continuing operations (net of tax)	(589)	(225)	(1,399)	(106)
Non-recurring and other unusual items from continuing operations (net of tax)	23,738	21,780	92,343	(82,048)
Adjusted net income from continuing operations	$126,482	$105,074	$245,490	$212,239

Adjusted diluted earnings per share from continuing operations	$1.13	$0.93	$2.18	$1.88

Weighted-average common shares outstanding – diluted	112,105	113,175	112,697	112,973

Net income (loss) attributable to Albemarle Corporation	$103,333	$(314,821)	$154,546	$(86,635)
Add back:
Loss from discontinued operations (net of tax)	—	398,340	—	381,028
Interest and financing expenses	14,590	15,800	83,103	30,914
Income tax expense	23,130	23,656	35,101	49,141
Depreciation and amortization	49,122	49,705	94,192	93,314
EBITDA	190,175	172,680	366,942	467,762
Non-operating pension and OPEB items	(1,053)	(265)	(2,116)	(548)
Non-recurring and other unusual items (excluding items associated with interest expense)	29,819	18,056	65,491	(84,710)
Adjusted EBITDA	$218,941	$190,471	$430,317	$382,504

Net sales	$737,258	$669,327	$1,459,321	$1,326,538
EBITDA margin	25.8%	25.8%	25.1%	35.3%
Adjusted EBITDA margin	29.7%	28.5%	29.5%	28.8%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Lithium and Advanced Materials	Bromine Specialties	Refining Solutions	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended June 30, 2017:
Net income (loss) attributable to Albemarle Corporation	$95,350	$51,739	$40,463	$187,552	$152	$(84,371)	$103,333	14.0%
Depreciation and amortization	25,278	10,336	9,615	45,229	2,292	1,601	49,122	6.7%
Non-recurring and other unusual items	11,921	—	—	11,921	—	17,898	29,819	4.0%
Interest and financing expenses	—	—	—	—	—	14,590	14,590	2.0%
Income tax expense	—	—	—	—	—	23,130	23,130	3.1%
Non-operating pension and OPEB items	—	—	—	—	—	(1,053)	(1,053)	(0.1)%
Adjusted EBITDA	$132,549	$62,075	$50,078	$244,702	$2,444	$(28,205)	$218,941	29.7%

Three months ended June 30, 2016:
Net income (loss) attributable to Albemarle Corporation	$56,880	$56,747	$52,472	$166,099	$(1,503)	$(479,417)	$(314,821)	(47.0)%
Depreciation and amortization	25,788	9,815	9,114	44,717	3,353	1,635	49,705	7.4%
Non-recurring and other unusual items	—	—	—	—	(974)	19,030	18,056	2.7%
Interest and financing expenses	—	—	—	—	—	15,800	15,800	2.4%
Income tax expense	—	—	—	—	—	23,656	23,656	3.5%
Loss from discontinued operations (net of tax)	—	—	—	—	—	398,340	398,340	59.5%
Non-operating pension and OPEB items	—	—	—	—	—	(265)	(265)	—%
Adjusted EBITDA	$82,668	$66,562	$61,586	$210,816	$876	$(21,221)	$190,471	28.5%

Six months ended June 30, 2017:
Net income (loss) attributable to Albemarle Corporation	$189,456	$110,433	$80,937	$380,826	$3,398	$(229,678)	$154,546	10.6%
Depreciation and amortization	48,021	20,130	18,720	86,871	4,202	3,119	94,192	6.4%
Non-recurring and other unusual items (excluding items associated with interest expense)	15,094	—	—	15,094	—	50,397	65,491	4.5%
Interest and financing expenses	—	—	—	—	—	83,103	83,103	5.7%
Income tax expense	—	—	—	—	—	35,101	35,101	2.4%
Non-operating pension and OPEB items	—	—	—	—	—	(2,116)	(2,116)	(0.1)%
Adjusted EBITDA	$252,571	$130,563	$99,657	$482,791	$7,600	$(60,074)	$430,317	29.5%

Six months ended June 30, 2016:
Net income (loss) attributable to Albemarle Corporation	$120,207	$108,600	$98,786	$327,593	$129,206	$(543,434)	$(86,635)	(6.5)%
Depreciation and amortization	48,935	19,570	17,874	86,379	3,965	2,970	93,314	7.0%
Non-recurring and other unusual items	—	—	—	—	(123,831)	39,121	(84,710)	(6.4)%
Interest and financing expenses	—	—	—	—	—	30,914	30,914	2.3%
Income tax expense	—	—	—	—	—	49,141	49,141	3.7%
Loss from discontinued operations (net of tax)	—	—	—	—	—	381,028	381,028	28.7%
Non-operating pension and OPEB items	—	—	—	—	—	(548)	(548)	—%
Adjusted EBITDA	$169,142	$128,170	$116,660	$413,972	$9,340	$(40,808)	$382,504	28.8%

	Lithium	PCS	Total Lithium and Advanced Materials
Three months ended June 30, 2017:
Net income attributable to Albemarle Corporation	$81,819	$13,531	$95,350
Depreciation and amortization	21,460	3,818	25,278
Non-recurring and other unusual items	11,921	—	11,921
Adjusted EBITDA	$115,200	$17,349	$132,549

Three months ended June 30, 2016:
Net income attributable to Albemarle Corporation	$42,129	$14,751	$56,880
Depreciation and amortization	22,017	3,771	25,788
Adjusted EBITDA	$64,146	$18,522	$82,668

Six months ended June 30, 2017:
Net income attributable to Albemarle Corporation	$159,433	$30,023	$189,456
Depreciation and amortization	40,525	7,496	48,021
Non-recurring and other unusual items	15,094	—	15,094
Adjusted EBITDA	$215,052	$37,519	$252,571

Six months ended June 30, 2016:
Net income attributable to Albemarle Corporation	$86,475	$33,732	$120,207
Depreciation and amortization	41,505	7,430	48,935
Adjusted EBITDA	$127,980	$41,162	$169,142

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Income from continuing operations before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended June 30, 2017:
As reported	$121,771	$23,130	19.0%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	28,766	5,617
As adjusted	$150,537	$28,747	19.1%

Three months ended June 30, 2016:
As reported	$105,396	$23,656	22.4%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	17,791	(3,764)
As adjusted	$123,187	$19,892	16.2%

Six months ended June 30, 2017:
As reported	$175,228	$35,101	20.0%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	116,176	25,232
As adjusted	$291,404	$60,333	20.7%

Six months ended June 30, 2016:
As reported	$333,126	$49,141	14.8%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	(85,258)	(3,104)
As adjusted	$247,868	$46,037	18.6%